Exhibit 5.1
January 28, 2022
Xeris Biopharma Holdings, Inc.
180 N. LaSalle Street, Suite 1600
Chicago, IL 60601
    Re:    Securities Registered under Registration Statement on Form S-3
We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on January 28, 2022 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 15,358,362 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of Xeris Biopharma Holdings, Inc., a Delaware corporation (the “Company”), to be sold from time to time by the selling stockholder listed in the Registration Statement under “Selling Stockholder.”
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
The opinion set forth below is limited to the Delaware General Corporation Law.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.
We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Very truly yours,
/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP